Exhibit 10.2
Option No. XXXX
HMS HOLDINGS CORP.
Non-Qualified Stock Option Agreement
THIS AGREEMENT, made as of October 1, 2010 between HMS HOLDINGS CORP., a New York corporation (the “Corporation”), and First Name Last Name (the “Optionee”), is pursuant to the Amended and Restated 2006 Stock Plan of the Corporation (the “Plan”). The Plan, as adopted by the Board of Directors (the “Board”), was approved by the shareholders (the “Shareholders”) of the Corporation on June 12, 2009. Said Plan, as it may hereafter be amended and continued by the Board and the Shareholders, is incorporated herein by reference and made a part of this Agreement.
The Plan is administered by the Compensation Committee (the “Committee”) of the Board, as defined in the Plan. The Board has determined that it would be to the advantage and interest of the Corporation and its shareholders to grant the option provided for herein to the Optionee as an inducement to remain in the service of the Corporation, or a Parent or a Subsidiary thereof, and as incentive for increased efforts during such service.
NOW, THEREFORE, pursuant to the Plan, the Corporation, with the approval of the Committee, hereby grants to the Optionee as of the date hereof an option (the “Option”) to purchase all or any part of an aggregate of XXX shares of the Corporation’s common shares, $.01 par value per share (the “Common Stock”), at $XXXX per share upon the following terms and conditions:
1. The Option and all rights of the Optionee to purchase shares of Common Stock hereunder shall terminate on September 30, 2017 (hereinafter referred to as the “Expiration Date”).

2. The Optionee’s right and option to purchase the shares of Common Stock pursuant to the Option shall vest as follows:

December 31, 2010		XXX shares
March 31, 2011	an additional	XXX shares
June 30, 2011	an additional	XXX shares
September 30, 2011	an additional	XXX shares
3. Once the Option has vested in accordance with the preceding Section 2, it shall continue to be exercisable until the earlier of the termination of the Optionee’s rights hereunder pursuant to Section 5, or the Expiration Date. A partial exercise of the Option shall not affect the Optionee’s right to exercise the Option with respect to the remaining shares subject thereto, subject to the conditions of the Plan and this Agreement. Full payment for shares acquired shall be made in cash at or prior to the time that an Option, or any part thereof, is exercised.
4. (a) Except as provided in Section 5, the Option may not be exercised unless the Optionee is, at the time of exercise, a non employee Director, as defined in the Plan, of the Corporation. A leave of absence or an interruption in service (including an interruption during military service) authorized or approved by the Corporation shall not be deemed an interruption of service for the purposes of Section 5.
(b) No partial exercise of the Option may be for less than 100 full shares (or less than all the shares as to which the Option is exercisable, if less than 100 shares), and in no event shall the Corporation be required to issue any fractional shares.

5. (a) In the event the Optionee shall cease to be in the service of the Corporation by reason of the Optionee’s death, disability (as defined below) or involuntarily by the Corporation other than for cause (as defined in paragraph (b) below) within 24 months following a Change in Control (as defined in the Plan), all Options held by the Optionee shall become fully vested and exercisable. In the event the Optionee shall cease to be in the service of the Corporation by reason of the Optionee’s retirement (as defined below), the Option shall continue to vest under Section 2 as if the Optionee had continued to be in the service of the Corporation until the expiration of two years after the Optionee’s retirement. In the event the Optionee shall cease to be in the service of the Corporation for any other reason, all unexercised Options held by the Optionee that are not then exercisable by the Optionee shall lapse effective the date of termination of service. For purposes of this Agreement (i) “disability” shall mean permanent and total disability as defined by Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) as it now exists or may hereafter be amended and (ii) “retirement” shall mean termination of service in accordance with the retirement policies of the Corporation on or after attaining age 60 and completing 5 years of service with the Corporation.
(b) To the extent not theretofore exercised, any Options held by the Optionee that are then exercisable shall terminate as follows: If the service is terminated for any reason other than for cause (as defined below), disability, death, retirement or involuntarily by the Corporation other than for cause within 24 months following a Change in Control, any then exercisable Options shall terminate upon the expiration of three months after the termination of service. If the service terminates because of disability (as defined in paragraph (a) above) or because of death, any then exercisable Options shall terminate upon the expiration of one year after the termination of service. If the service terminates because of retirement (as defined in paragraph (a) above), any then exercisable Options, and any options that may subsequently become exercisable by operation of the post-retirement vesting provisions of Section 5(a), shall terminate upon the expiration of two years after the termination of service. If the termination is “for cause” as determined by the Board, which shall be deemed to mean the deliberate gross misconduct of the Optionee or the violation by the Optionee, after any such termination, of the terms of a Restrictive covenant and Confidentiality/Non-Disclosure Agreement with the Corporation, any then exercisable Options shall terminate upon the termination of service. If the service is terminated by the Corporation other than for cause (as defined above) within 24 months following a Change in Control, any then exercisable Options shall terminate upon the expiration of one year after the termination of service.
(c) Notwithstanding any provision of this Section 5 to the contrary, the Option may not be exercised and all rights hereunder shall terminate upon the Expiration Date.
6. Nothing in this Agreement shall confer upon the Optionee any right to continue in the employ or service of the Corporation or affect the right of the Corporation to terminate the Optionee’s service at any time.

7. (a) The Optionee may exercise the Option with respect to all or any part of the shares then exercisable by giving the Corporation written notice at 401 Park Avenue South, New York, New York 10016. Such notice shall specify the number of shares as to which the Option is being exercised and shall be preceded or accompanied by payment in full in accordance with Section 3 hereof.
(b) Prior to or concurrently with delivery by the Corporation to the Optionee of a certificate(s) representing such shares, the Optionee shall:
(i) upon notification of the amount due, pay promptly any amount necessary to satisfy applicable federal, state or local tax requirements; and
(ii) if such shares are not currently or effectively registered under the Securities Act of 1933, as amended (the “Act”) and applicable state securities laws, give satisfactory assurance in writing signed by the Optionee or his legal representative, as the case may be, that such shares are being purchased for investment and not with a view to the distribution thereof.
(c) As soon as practicable after receipt of the notice and payment referred to in subparagraph (a) of this Section 7, the Corporation shall cause to be delivered to the Optionee at the office of the Corporation at 401 Park Avenue South, New York, New York 10016 or such other place as may be mutually acceptable to the Corporation and the Optionee, a certificate or certificates for such shares; provided however, that the time of such delivery may be postponed by the Corporation for such period of time as may be required for the Corporation, with reasonable diligence, to comply with applicable registration requirements under the Act, the Securities Exchange Act of 1934, as amended, and any requirements under any other law or regulation applicable to the issuance or transfer of shares. If the Optionee fails for any reason to accept delivery of all or any part of the number of shares specified in such notice upon tender of delivery thereof, his right to purchase such undelivered shares may be terminated.

8. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off, extraordinary cash dividend or similar transaction or other change on corporate structure affecting the Common Stock, the Committee shall make such adjustments and substitutions to the number, class and kind of shares (to the nearest possible full share) and to the price per share subject to the unexercised portion of this Option as the Committee determines to be appropriate in its sole discretion.
9. This Option shall not be transferable other than by will or by the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder. During the lifetime of the Optionee, this Option shall be exercisable only by the Optionee. In the event of any attempt by the Optionee to transfer, assign, pledge, hypothecate or otherwise dispose of the Option or of any right hereunder, except as provided for herein or in the 2006 Stock Plan, or in the event of the levy of any attachment, execution or similar process upon the rights or interest hereby conferred, the Corporation may terminate this Option by notice to the Optionee and it shall thereupon become null and void.
IN WITNESS WHEREOF, the Corporation has caused this Agreement to be signed by a duly authorized officer, and the Optionee has affixed his signature hereto.

By: HMS HOLDINGS CORP.

Signature:	William C. Lucia
Chief Executive Officer

Date:	October 1, 2010

Optionee:
First Name Last Name

Date:	October 1, 2010

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